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                                                                     EXHIBIT 3.3


                            CERTIFICATE OF AMENDMENT
                                       OF
                     RESTATED CERTIFICATE OF INCORPORATION
                                       OF
                               BMC SOFTWARE, INC.


         BMC Software, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, DOES HEREBY
CERTIFY:

         FIRST: That at a meeting of the Board of Directors of BMC Software, Inc., resolutions were duly adopted setting forth a proposed amendment of the Restated Certificate of Incorporation of said corporation, declaring said amendment to be advisable and calling a meeting of the stockholders of said corporation for consideration thereof. The resolution setting forth the proposed amendment is as follows:

                  RESOLVED, that the Restated Certificate of Incorporation of the Company is hereby amended to delete the first paragraph of Article FOURTH of the Restated Certificate of Incorporation and substitute therefore the following new first paragraph of Article FOURTH:

                           "FOURTH: The aggregate number of shares which the corporation shall have the authority to issue is Six Hundred One Million (601,000,000) shares, of which One Million (1,000,000) shall be shares of Preferred Stock, of the par value of One Cent ($.01) per share (the "Preferred Stock"), and Six Hundred Million (600,000,000) shall be shares of Common Stock, of the par value of One Cent ($.01) per share ("Common Stock")."

         SECOND: That thereafter, pursuant to a resolution of its Board of Directors, an annual meeting of the stockholders of said corporation was duly called and held, upon notice in accordance with Section 222 of the General Corporation Law of the State of Delaware, at which meeting the necessary number of shares as required by statute were voted in favor of the amendment.

         THIRD: That said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

         IN WITNESS WHEREOF, BMC Software, Inc. has caused this certificate to be signed by M. Brinkley Morse, its Senior Vice President, this 30th day of November 1999.

                                       BMC SOFTWARE, INC.


                                       By: /s/ M. BRINKLEY MORSE
                                          --------------------------------
                                          M. Brinkley Morse
                                          Senior Vice President


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